Exhibit 4.1

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of February 15, 2017, among SS&C Technologies Holdings, Inc., a Delaware corporation (the “Issuer”), Conifer Asset Solutions LLC and Conifer Financial Services LLC (each, a “New Guaranteeing Subsidiary”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and SS&C Technologies, Inc., Financial Models Company Ltd., Advent Software, Inc. and Hub Data Incorporated (collectively, the “Original Guarantors”) have heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of July 8, 2015, providing for the issuance of the Issuer’s 5.875% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Issuer and SS&C Technologies Connecticut, LLC (“SS&C CT”) have heretofore executed and delivered to the Trustee a first supplemental indenture to the Original Indenture, dated as of March 4, 2016 (the “First Supplemental Indenture”);

WHEREAS, the Issuer and SS&C Hedge Fund Services, North America Inc., SS&C Hedge Fund Services, Inc. and SS&C Private Equity Services, Inc. (collectively, with SS&C CT and the Original Guarantors, the “Existing Guarantors”) have heretofore executed and delivered to the Trustee a second supplemental indenture to the Original Indenture, dated as of March 21, 2016 (the “Second Supplemental Indenture,” and together with the Original Indenture and First Supplemental Indenture, the “Indenture”);

WHEREAS, the Indenture provides that under certain circumstances a New Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which a New Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each New Guaranteeing Subsidiary hereby (a) jointly and severally agrees, along with all Existing Guarantors, to provide an unconditional Guarantee of the Notes on the terms set forth in the Indenture including but not limited to Article X thereof and (b) becomes a party to the Indenture as a Guarantor and, as such, will have the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of each New Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including each New Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each New Guaranteeing Subsidiary.

(8) Notices. All notices or other communications to the Guarantors shall be given as provided in Section 12.01 of the Indenture.

(9) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Senior Vice President and Chief Financial Officer

NEW GUARANTEEING SUBSIDIARIES:

CONIFER ASSET SOLUTIONS LLC

By:	/s/ John J. McDonald
	Name:	John J. McDonald
	Title:	President and Chief Executive Officer

CONIFER FINANCIAL SERVICES LLC

By:	/s/ John J. McDonald
	Name:	John J. McDonald
	Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
	Name:	Shawn Goffinet
	Title:	Assistant Vice President

[Signature Page to Third Supplemental Indenture]